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                                                                   EXHIBIT 5(b)


                      [LETTERHEAD OF DEBEVOISE & PLIMPTON]










                                                                 April 23, 1999

American Airlines, Inc.
P.O. Box 619616
Dallas/Fort Worth Airport
Texas 75261-9616


         Registration Statement of American Airlines, Inc. on Form S-3
                          (Registration No. 333-74937)


Ladies and Gentlemen:

                  We have acted as counsel to American Airlines, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement, as amended, on Form S-3 (Registration No. 333-74937) (the "Registration Statement") and the prospectus included therein (the "Prospectus"). The Registration Statement relates to Pass Through Certificates (the "Pass Through Certificates") to be issued in one or more series in an aggregate offering price of up to $1,250,000,000 under a Pass Through Trust Agreement (the "Pass Through Trust Agreement") to be entered into between the Company and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the "Trustee"). Capitalized terms used herein without definition have the meanings specified in the form of Pass Through Trust Agreement filed as an exhibit to the Registration Statement.


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American Airlines, Inc.                     2                    April 23, 1999


                  In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We also have relied as to factual matters upon, and have assumed the accuracy of, the representations and warranties contained in the Pass Through Trust Agreement and representations, statements and certificates of or from public officials and of or from officers and representatives of the Company and others.

                  Based on and subject to the foregoing and subject to the further qualifications set forth below, we are of the following opinion:

                  1. With respect to the Pass Through Certificates of each series, when (a) the execution and delivery of the Pass Through Trust Agreement by the Company and the Trustee and the execution, authentication and delivery of the Pass Through Certificates of such series by the Trustee shall have been duly authorized by all necessary corporate action of the Company and the Trustee, (b) the Pass Through Trust Agreement shall have been executed and delivered by the Company and the Trustee, (c) the Trust Supplement establishing the terms of the Pass Through Certificates of such series and forming the related Trust shall have been duly authorized, executed and delivered by the Company and the Trustee in accordance with the terms and conditions of the Pass Through Trust Agreement, and (d) the Pass Through Certificates of such series shall have been duly executed, authenticated, issued and delivered by the Trustee and sold as contemplated by each of the Registration Statement, the Prospectus, the supplement or supplements to the Prospectus relating to the Pass Through Certificates of such series, the Pass Through Trust Agreement and the related Trust Supplement, assuming that the terms of the Pass Through Certificates of such series and the issuance thereof are in compliance with then applicable law, (i) the Pass Through Trust Agreement, as supplemented by such Trust Supplement, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (ii) the Pass Through Certificates of such series will be validly issued and will be entitled to the benefits of the Pass Through Trust Agreement and the related Trust Supplement.


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American Airlines, Inc.                  3                       April 23, 1999

                  2. The statements under the caption "Certain Federal Income Tax Consequences" in the Prospectus, insofar as they constitute statements of law or legal conclusions, are correct in all material respects as of the date hereof.

                  Our opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

                  The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality, and (iii) in the case of indemnity provisions, public policy considerations.

                  In rendering the opinion in paragraph 1 above, we have assumed that the Company is and will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has or will have the power and authority to carry on its business and to enter into the Pass Through Trust Agreement and each Trust Supplement and to perform its obligations thereunder. We also have relied on the opinions, dated today and addressed to you, of Anne H. McNamara, Esq., Senior Vice President and General Counsel of the Company, and of Bingham Dana LLP, counsel for the Trustee, and we have made no investigation of law or fact as to the matters stated in such opinions. Our opinion is subject to all the assumptions, qualifications and limitations contained in such opinions.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Opinions" in the Prospectus included in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                                       Very truly yours,

                                                       /s/ Debevoise & Plimpton